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                                                                    Exhibit 99.1


April 15, 2002

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780
Media may contact:
Shirley Norton, Bank of America, 704.386.8465 shirley.norton@bankofamerica.com


       Bank of America announces 20 percent increase in first quarter EPS Results driven by strong performance in Consumer and Commercial Banking

CHARLOTTE - Bank of America Corporation today reported first quarter earnings of $2.18 billion, or $1.38 per share (diluted), a 20 percent increase in earnings per share from $1.87 billion, or $1.15 per share, a year ago. The return on common equity was 18.6 percent.

(In 2002, new accounting rules under generally accepted accounting principles
(GAAP) eliminated the amortization of goodwill. The impact of goodwill amortization to net income in the first quarter of 2001 was $159 million, or $.10 per share.)

"We continued to benefit from our diversified business mix this quarter, which enabled us to generate double-digit earnings per share growth in the current economic environment," said Kenneth D. Lewis, chairman and chief executive officer. "Our results clearly demonstrate the progress we are making in the execution of our customer-focused strategy, the enhancements generated from our Six Sigma program and the improvement in our risk management processes."

First quarter highlights (compared to a year ago)
-------------------------------------------------

Financial highlights
--------------------

..    Shareholder Value Added (SVA) grew $153 million, or 23 percent, to $832 million.

..    The Tier 1 Capital Ratio rose 96 basis points to 8.61 percent.

..    Mortgage banking income grew 59 percent led by continued strength in origination volume and margins.

..    Corporate service charges grew 14 percent due to higher fees paid in a lower rate environment.

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  Strategic highlights
  --------------------

  . Active debit cards increased 9 percent and purchase volumes rose 14 percent from a year ago, due to increased customer activity. Average managed outstandings in bankcard were up 15 percent from last year, driven by new account purchase volume and higher customer retention.

  . During the quarter, the company began to deploy LoanSolutions, a new end-to-end consumer real estate credit solution. This sophisticated sales tool will enable banking center employees to provide customers with point of sale loan decisions on a range of primary mortgages, as well as other real estate-related credit products. By the end of 2002, more than 3,000 banking centers in major markets will be able to offer customers loan products through LoanSolutions.

  . Average customer deposits grew 8 percent to $322 billion, as the company attracted new customers and deepened existing customer relationships. Period-end customer deposit levels exceeded loans, which lowers the company's cost of funding its balance sheet.

  . Net new checking accounts increased by more than 120,000 in the first quarter.

  . Active users of online banking climbed to 3.3 million, more than any other bank, while bill pay customers increased to more than 1 million.

  . In deepening relationships with key corporate clients and expanding its investment banking business, Banc of America Securities (BAS) gained market share in asset-backed securities, syndicated and leveraged loans and high-yield and high-grade debt issuance.

Revenue
-------

Revenue grew 2 percent from the previous year to $8.69 billion.

Fully taxable-equivalent net interest income rose 11 percent to $5.25 billion, as the company continued to benefit from low interest rates, a steeper yield curve and higher deposit levels, partially offset by reduced commercial loan levels. Combined, these factors resulted in a 46 basis-point improvement in the net interest yield to 3.85 percent.

Noninterest income declined 9 percent to $3.44 billion, primarily due to lower trading activity and equity investment gains, which were both negatively impacted by the economic slowdown.

In connection with its balance sheet management strategy, the company realized $44 million in securities gains.

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Efficiency
----------

Excluding the impact of goodwill amortization, expenses remained essentially unchanged from a year ago at $4.49 billion. The efficiency ratio improved more than 100 basis points to 51.74 percent.

Credit quality
--------------

Credit quality continued to be impacted by the economic slowdown.

..    Provision for credit losses of $840 million was essentially unchanged from
     $835 million last year. Provision was down 40 percent from $1.4 billion in the fourth quarter of 2001.

..    Net charge-offs were $840 million, or 1.04 percent of loans and leases, up from $772 million, or 0.81 percent, a year ago. Commercial charge-offs decreased $22 million from a year ago. An increase in consumer bankcard outstandings and personal bankruptcy filings along with the rise in unemployment contributed to a $90 million increase in consumer charge-offs from a year earlier. Total charge-offs decreased $354 million, or 30 percent, from the fourth quarter of 2001.

..    Nonperforming assets were $5.0 billion, or 1.51 percent of loans, leases and foreclosed properties at March 31, 2002, down from $5.9 billion, or
     1.54 percent, a year earlier. The 15 percent decrease in nonperforming assets from a year ago is due to the exit of the subprime lending business and an aggressive program to shed problem credits. Nonperforming assets increased 1.7 percent, or $84 million, from the fourth quarter of 2001.

..    The allowance for credit losses was 2.07 percent of loans and leases on
     March 31, 2002, an increase in coverage of 27 basis points from 1.80 percent a year ago. The allowance for credit losses, at $6.9 billion, represented 149 percent of nonperforming loans, up from 123 percent from a year ago. The allowance for credit losses remained essentially unchanged from fourth quarter 2001.

Capital management
------------------

Total shareholders' equity was $48.2 billion at March 31, 2002, down slightly from a year ago and represented 7.77 percent of period-end assets of $620 billion. The Tier 1 Capital Ratio was 8.61 percent, an increase of 96 basis points from a year ago and 31 basis points from the December 31, 2001 level.

During the quarter, Bank of America repurchased 31.2 million shares, representing an investment in Bank of America stock of approximately $2.0 billion. Average common shares outstanding were 1.54 billion in the first quarter, down 4 percent from 1.61 billion a year earlier and 2 percent from the fourth quarter of 2001.

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Consumer and Commercial Banking
-------------------------------

Consumer and Commercial Banking (CCB) earned $1.42 billion, up 11 percent from a year ago, excluding goodwill amortization. Total revenue grew 10 percent while expenses increased 7 percent, excluding goodwill amortization. Return on equity was 30.6 percent and SVA grew $151 million to $905 million.

Net interest income increased 13 percent to $3.51 billion, driven by both consumer loan and deposit growth. Average loans grew 4 percent, led by consumer loan growth of 20 percent, primarily in residential first mortgage and credit card.

Average customer deposits grew 7 percent, due to the continued success of the company's pricing strategy and as a result of consumers moving assets into deposit products with greater liquidity during the economic slowdown. Consumer deposit growth continued to be led by increases in money market savings and checking account balances.

Noninterest income was up 5 percent to $1.97 billion, driven by higher commercial service charges and mortgage banking income.

Global Corporate and Investment Banking
---------------------------------------

Global Corporate and Investment Banking (GCIB) earned $503 million, 13 percent below last year, excluding goodwill amortization. This was due to weak equity markets and a 7 percent increase in provision. Revenue declined 5 percent to $2.33 billion while expenses decreased 3 percent, excluding goodwill amortization. Return on equity was 17.8 percent and SVA decreased $9 million to $172 million.

Net interest income was up 17 percent to $1.22 billion from a year ago, primarily driven by trading-related activities and lower funding costs. Total trading-related revenue in GCIB, which includes trading-related net interest income and trading fees, was $793 million, down 26 percent from last year's record results primarily due to declines in equity products.

Investment banking income remained essentially unchanged at $328 million from last year, despite the challenging environment. The increase in fees from the strong demand for fixed income debt products coupled with a stable advisory business helped to offset lower demand for equity products resulting from the weakness in the equity markets.

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Asset Management
----------------

Asset Management earnings increased slightly to $142 million from a year ago, excluding goodwill amortization, even with significantly higher credit costs. Revenue of $602 million was slightly below last year's results while expenses declined 7 percent, excluding goodwill amortization. Return on equity was 24.9 percent and SVA remained essentially unchanged at $75 million.

Assets under management grew 10 percent, or $28 billion, to $315 billion, despite the impact of lower stock valuations. This increase was driven by the growth in the Nations Funds family of money market mutual funds.

Equity Investments
------------------

Equity Investments reported a loss of $32 million, compared to earnings of $33 million a year ago. Principal Investing reported cash gains of $150 million and portfolio impairments of $140 million.

One of the world's leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives. The company enables customers to do their banking and investing whenever, wherever and however they choose through the nation's largest financial services network, including approximately 4,400 domestic offices and 13,000 ATMs, as well as 38 international offices serving clients in 190 countries, and an Internet Web site that provides online access for more than 3 million active users, more than any other bank.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

NOTE: James H. Hance Jr., vice chairman and chief financial officer, will discuss first quarter results in a conference call at 10:00 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

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Forward Looking Statements
--------------------------
This press release contains forward-looking statements, including without limitation, the Corporation's financial conditions, results of operations and earnings outlook. These forward-looking statements involve certain risks and uncertainties. Actual conditions, results and earnings may differ materially from those contemplated by such forward-looking statements. Factors that could cause this difference include, among others, the following: 1) Projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) costs or difficulties related to the integration of acquisitions are greater than expected; 4) general economic conditions, internationally, nationally or in the states in which the company does business are less favorable than expected; 5) changes in the interest rate environment reduce interest margins and affect funding sources; 6) changes in market rates and prices may adversely affect the value of financial products; 7) legislation or regulatory requirements or changes may adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including without limitation, costs, expenses, settlements and judgements, that may adversely affect the Corporation or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to the Bank of America reports filed with the SEC.

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Bank of America

                                                                                          Three months
                                                                                         Ended March 31
                                                                                 -------------     -----------
                                                                                     2002            2001
                                                                                 -------------     -----------
(Dollars in millions, except per share data; shares in thousands)
Financial Summary /(1)/
----------------------

Earnings .......................................................................   $     2,179        $    1,870
    Earnings per common share ..................................................          1.41              1.16
    Diluted earnings per common share ..........................................          1.38              1.15

Dividends per common share .....................................................          0.60              0.56
Closing market price per common share ..........................................         68.02             54.75
Average common shares issued and outstanding ...................................     1,543,471         1,608,890
Average diluted common shares issued and outstanding ...........................     1,581,848         1,631,099

Summary Income Statement /(1)/
-----------------------------
(Taxable-equivalent basis)

Net interest income ............................................................   $     5,247        $    4,721
Noninterest income .............................................................         3,440             3,780
                                                                                   -----------        ----------
Total revenue ..................................................................         8,687             8,501
Provision for credit losses ....................................................          (840)             (835)
Gains (losses) on sales of securities ..........................................            44                (8)
Noninterest expense ............................................................        (4,494)           (4,654)
                                                                                   -----------        ----------
Income before income taxes .....................................................         3,397             3,004
Income taxes - including taxable-equivalent basis adjustment ...................         1,218             1,134
                                                                                   -----------        ----------
Net income .....................................................................   $     2,179        $    1,870
                                                                                   ===========        ==========

Summary Average Balance Sheet
-----------------------------

Loans and leases................................................................   $   327,801        $  387,889
Managed loans and leases........................................................       336,357           398,661
Securities......................................................................        73,542            55,221
Earning assets..................................................................       549,111           561,427
Total assets....................................................................       637,678           648,698
Deposits........................................................................       364,403           355,618
Shareholders' equity............................................................        47,456            47,866
Common shareholders' equity.....................................................        47,392            47,794

Performance Indices /(1)/
------------------------

Return on average assets........................................................          1.39%             1.17%
Return on average common shareholders' equity...................................         18.64             15.86
Efficiency ratio................................................................         51.74             54.73


Net interest yield..............................................................          3.85              3.39
Shareholder value added ........................................................   $       832        $      679

Credit Quality
--------------

Net charge-offs.................................................................   $       840        $      772
    % of average loans and leases...............................................          1.04%             0.81%
Managed bankcard net charge-offs as a % of average
    managed bankcard receivables................................................          5.43              4.37

(1) First Quarter 2001 included goodwill amortization of $168 million. The impact on net income was $159 million, or $0.10 per share.

Bank of America                    - Continued

                                                                               March 31
                                                                      -------------------------
                                                                          2002          2001
                                                                      ------------  -----------
(Dollars in millions, except per share data; shares in thousands)
Balance Sheet Highlights
------------------------

Loans and leases.....................................................   $  331,210   $  382,677
Securities...........................................................       75,343       50,378
Earning assets.......................................................      534,564      522,698
Total assets.........................................................      619,921      609,755
Deposits.............................................................      367,200      352,460
Shareholders' equity.................................................       48,169       48,886
Common shareholders' equity..........................................       48,107       48,815
    Per share........................................................        31.15        30.47

Total equity to assets ratio (period end)............................         7.77%        8.02%

Risk-based capital ratios:
     Tier 1..........................................................         8.61         7.65
     Total...........................................................        13.11        11.84

Leverage ratio.......................................................         6.72         6.41

Period-end common shares issued and outstanding                          1,544,521    1,601,984

Allowance for credit losses..........................................   $    6,869   $    6,900
Allowance for credit losses as a % of loans and leases...............         2.07%        1.80%
Allowance for credit losses as a % of nonperforming loans............          149          123
Nonperforming loans..................................................   $    4,601   $    5,620
Nonperforming assets/(1)/............................................        4,992        5,897
Nonperforming assets as a % of:
     Total assets....................................................          .81%         .97%
     Loans, leases and foreclosed properties.........................         1.51         1.54
Nonperforming loans as a % of loans and leases.......................         1.39         1.47

Other Data
----------

Full-time equivalent employees.......................................      137,240      143,584
Number of banking centers............................................        4,246        4,323
Number of ATM's......................................................       13,161       12,843


BUSINESS SEGMENT RESULTS
Three months ended March 31, 2002

                                                                           Net       Avg Loans    Return on
                                                     Total Revenue       Income      and Leases     Equity
                                                     -------------     ---------    -----------   ---------
Consumer and Commercial Banking....................        $ 5,487       $ 1,418     $ 183,882      30.6%
Asset Management...................................            602           142        24,171      24.9
Global Corporate and Investment Banking............          2,326           503        65,196      17.8
Equity Investments.................................            (24)          (32)          427      (6.2)
Corporate Other....................................            296           148        54,125       4.7

n/m = not meaningful

(1) In the third quarter of 2001, $1.2 billion of nonperforming subprime real estate loans were transferred to loans held for sale as a result of the exit of subprime real estate lending business.